Exhibit 11.1

Insider Trading and Personal Investments Policy

Overview

This Insider Trading and Personal Investments Policy (this “Policy”) sets forth standards to prohibit “insider trading” and for the management of personal investments at Credicorp. For purposes of this Policy, insider trading occurs when a person makes a decision to, among other things, trade a security of Credicorp Ltd. or any of its subsidiaries, including without limitation Banco de Credito del Peru (Credicorp Ltd. and its subsidiaries being referred to in this Policy as the “Company”), on the basis of Material Nonpublic Information (as defined below) about the security or the Company in breach of a duty of trust or confidence that is owed directly, indirectly or derivatively to the Company or the shareholders or any other person who is the source of the Material Nonpublic Information.

This Policy generally applies to all Directors (as defined below), executive officers, managers and employees of Credicorp Ltd. and its subsidiaries and each person who is otherwise a Subject Person (as defined below). Certain provisions of this Policy, including the Blackout Period (as defined below), the prohibitions in Section 6, the other additional restrictions in Section 8 and certain exceptions in Section 2, apply only to Directors and executive officers of Credicorp Ltd. and its subsidiaries, all employees of Atlantic Security Holding Corporation and its subsidiaries, Grupo Credito S.A. and Credicorp Capital Ltd. and its subsidiaries and certain other categories of persons who, due to their functions, may have access to Material Nonpublic Information (as further defined in Annex A to this Policy, “Subject Persons”).

1.              Applicability

a.             This Policy applies to all trading or other transactions in (i) the Company’s securities, including common shares, options and any other securities that the Company may issue, such as preferred shares, notes, bonds and convertible securities, as well as derivative securities relating to any of the Company’s securities, whether or not issued by the Company, and (ii) the securities of certain other companies, including common shares, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading may have access to related material nonpublic information in the course of employment with, or other services performed for, the Company. All persons to whom this Policy applies are responsible for the adequate administration of the information to which they have access in the performance of their duties and for ensuring compliance with this Policy by their respective immediate family members residing in the same household as them and by the entities they control as if this Policy applied to them to the same extent.

b.           This Policy continues to apply to any person who possesses Material Nonpublic Information until such information is no longer Nonpublic (as defined below) or is no longer Material Information (as defined below), even after the person ceases to be a Director, an executive officer, a manager or an employee of or to otherwise belong or render services to the Company.

2.              Exceptions

a.             The restrictions set forth in this Policy should not be construed to restrict or prevent disclosures required by regulatory entities and do not apply to:

a)              Vesting of restricted stock or similar securities that are withheld by the Company under an equity incentive program;

b)             Mandatory or voluntary contributions for pension purposes made to pension funds through regular payroll deductions under a Company benefit plan;

c)             Receipt by a Subject Person (as defined below) of Company securities as part of their compensation (such as stock grants and restricted stock awards) through the Company’s equity incentive programs;

d)            Exercise by an individual of their right as an investor to subscribe or redeem securities as a result of an increase or decrease in the issuer’s capital, takeover bid, tender offer or any other business or corporate event; or

e)              Transactions conducted in accordance with an Approved Rule 10b5-1 Plan (as defined below).

This Policy does apply, however, to any market sale of stock or restricted stock (other than a sale conducted in accordance with an Approved Rule 10b5-1 Plan) received under any of the above exceptions.

b.            Requests for exceptions to any provision of this Policy must be properly substantiated and sent to the Compliance Unit in advance for evaluation and approval in coordination with the Corporate Compliance and Ethics Official. The Corporate Compliance and Ethics Official may delegate the approval of exceptions to other management units. If necessary, the evaluation of the exception request may be submitted to the Compliance Committee or the Board of Directors of the applicable Company entity for approval or may be delegated by the Corporate Compliance Division to other management departments.

3.              Definitions

a. For the purposes of this Policy, “Material Information” is any information that a reasonable investor would consider important in making a decision to buy, hold, trade or sell securities. Information about the Company is “material” if it could reasonably be expected to affect the market price of the Company’s securities or if a reasonable investor would consider the information important in determining whether to buy, sell or hold the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following is a non-exhaustive list of types of information that are generally considered material, as long as such information could reasonably be expected to affect the market price of the Company’s securities or a reasonable investor would consider the information important in determining whether to buy, sell or hold the Company’s securities:

a) Significant changes to projections of future revenues, earnings or losses or other financial guidance (such as net interest margins) or confirmation that such projections will be attained;
b) Earnings and revenue;
c) Restatements or potential restatements of the Company’s financial statements;
d) Changes in auditors, an auditor notification that the Company may no longer rely on the auditor’s audit report or issues with the Company’s or the auditor’s assessments of the Company’s internal controls;
e) Significant pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets or operations;
f) Changes in senior management or the Board of Directors;
g) Significant actual or threatened litigation, regulatory action or governmental investigations or major developments in such matters;
h) Significant changes in operations;
i) Significant developments regarding products, services, customers, suppliers, orders, contracts or financing sources;
j) Significant changes in a relationship with a significant customer;
k) Changes in dividend policy, declarations of share splits, share repurchases or public or private sales of additional securities;
l) Defaults or potential defaults under the Company’s credit agreements or indentures or the existence of material liquidity deficiencies; and/or
m) Bankruptcies or receiverships.

The US Securities and Exchange Commission (“SEC”) has stated that there is no monetary value that determines materiality and that even very small quantitative changes can be material if they could result in a change in the price of the Company’s securities. When in doubt, information concerning the Company should be presumed to be material and nonpublic (i.e., not disclosed to the public).

b. Until any of the above information is made available to the public, it is deemed nonpublic (“Nonpublic”). The fact that the information has been disclosed to some members of the public does not make it public for this Policy’s purposes. To be considered public, the information must be readily available and disseminated in a manner to reach investors generally. Before information can be treated as public, the general investing public must be given time to fully absorb the information. The general investing public can be considered to have absorbed the information after two full business days following the day on which the information is released.

c. If information is both Material Information and Nonpublic, then it should be considered “Material Nonpublic Information.”

d. A member of the Board of Directors of any Company entity is referred to in this Policy as a “Director.” A Director who does not hold an executive position in any Company entity is referred to in this Policy as a “Non-Executive Director.”

4.              General Policy

a.           All trading or other transactions in a Company security that is on the basis of or while in the possession of Material Nonpublic Information is prohibited. A trade of a Company security is on the basis of Material Nonpublic Information if the person making the trade is aware of the Material Nonpublic Information when the person makes the transaction.

b.             No person may trade, or offer a trade, any Company security while in possession of Material Nonpublic Information about the Company, and each person must refrain from the following activities:

a)   Revealing Material Nonpublic Information to other people (including relatives, related entities and third parties);

b)   Attempting to make or making improper use of Material Nonpublic Information;

c)   Availing oneself, directly or indirectly, for one’s own benefit or that of third parties, of Material Nonpublic Information; or

d)   Recommending investment strategies with securities using Material Nonpublic Information.

c.           This Policy and the restrictions and guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers, when that information is obtained in the course of employment with, or other services performed for, the Company.

5.              Forbidden Transactions

a.          Trading Company securities with knowledge of Material Nonpublic Information. Persons with knowledge of Material Nonpublic Information may not trade in the Company’s securities, which includes common shares, options to purchase common shares, any other type of securities that the Company may issue (such as preferred shares, convertible debentures, warrants, exchange-traded options or other derivative securities) and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities. Having others trade in the Company’s securities in order to circumvent this Policy is also prohibited.

b.           Tipping. Giving trading advice of any kind about the Company while in possession of Material Nonpublic Information, disclosing Material Nonpublic Information to anyone else who might then trade and recommending to anyone, while in possession of Material Nonpublic Information, that the other person trade the Company’s securities are practices known as “tipping” and are prohibited by this Policy. Tipping is also illegal and may result in penalties as described below.

c.             Market manipulation. Providing, directly or indirectly, false or misleading signals regarding the offer or demand of a security or financial instrument through transactions, proposals, fictitious transactions or dissemination of false or misleading information that increases, reduces or maintains its price, or increases or reduces the security or financial instrument’s liquidity, is prohibited. Individuals are responsible for determining whether any action they become aware of may qualify as market manipulation.

d.          Economically linked companies. The trading of shares of another company that is economically linked to the Company while in possession of Material Nonpublic Information is prohibited. A company should be considered economically linked to the Company if the Material Nonpublic Information about the Company could influence the market price of shares of the other company.

Annex C includes an additional list of forbidden trading practices.

6.              Blackout Periods

a.             Definition; general rule. All Subject Persons are prohibited from trading Company securities during specific periods of time as described below (“Blackout Periods”).

b.            Quarterly Blackout Periods. No operations on Company common stock (BAP), nor derivatives on these securities, shall be carried out from one business day before the end of a quarter until two business days after the publication of the financial results for the quarter.

c.           Special Blackout Periods. Compliance may apply special Blackout Periods according to events that are considered material both to individuals and portfolios of Company entities for proprietary trading purposes. If Compliance imposes a special Blackout Period, it will notify the persons affected.

d.            Trading windows. So long as they comply with Section 5 and, if applicable, Section 8, Subject Persons are permitted to trade in the Company’s securities when no Blackout Period is in effect, which means that, in general, Subject Persons can trade during the period beginning on the day that a Blackout Period under paragraph b above ends and ending on the day that the next Blackout Period under paragraph b begins. Even during a trading window, however, a Subject Person who is in possession of any Material Nonpublic Information may not trade in the Company’s securities until the information has been made publicly available or is no longer Material Information. In addition, the Company may close a trading window if a special Blackout Period under paragraph c above is imposed, in which case it will re-open the trading window once the special Blackout Period has ended (if there is not then a Blackout Period under paragraph b above).

7.              Exemption for Approved Rule 10b5-1 Plans

Rule 10b5-1 provides an affirmative defense from insider trading liability under U.S. federal securities laws for trading plans that meet certain requirements. In general, a Rule 10b5-1 plan must be entered into before one is aware of Material Nonpublic Information, may not be entered into during a Blackout Period, must incorporate the required “cooling off” period before commencing transactions and must either specify (which may be by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party. Once a Rule 10b5-1 plan is adopted, one must not exercise any influence over the number of securities to be traded, the price at which they are to be traded or the date of the trade.

a.             All Subject Persons have the option of establishing a contract, instruction or advance plan for the trade of shares under Rule 10b5-1 of the US Securities Exchange Act of 1934 (the “Exchange Act”), which is the only way they may trade shares of the Company during a Blackout Period. Transactions regarding Company securities by any Subject Persons that are executed pursuant to and in compliance with a Rule 10b5-1 plan approved in advance (each an “Approved 10b5-1 Plan”) are not subject to the prohibitions on trading Material Nonpublic Information.

b.              All Approved 10b5-1 Plans must meet the following requirements:

a)   It must have been reviewed and approved by the Compliance Unit in advance of being entered into (and, if revised or amended, such proposed revisions or amendments must have been reviewed and approved by the Compliance Unit in advance of being entered into);

b)   It must provide that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades may occur until after that time. The appropriate cooling-off period will vary based on the status of the Subject Person. For Directors and executive officers, the cooling-off period ends on the later of (x) 90 days after adoption or certain modifications of the Approved 10b5-1 Plan; or (y) two business days following disclosure of the Company’s financial results in a Form 20-F or Form 6-K for the quarter in which the Approved 10b5-1 Plan was adopted. For all other Subject Persons, the cooling-off period ends 30 days after adoption or modification of the Approved 10b5-1 Plan. This required cooling-off period will apply to the entry into a new Approved 10b5-1 Plan and any revision or modification of an Approved 10b5-1 Plan;

c)    It must be entered into in good faith by the Subject Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Subject Person is not in possession of Material Nonpublic Information about the Company; and, if the Subject Person is a Director or executive officer, the Approved 10b5-1 Plan must include representations by the Subject Person certifying to that effect;

d)   It must give a third party the discretionary authority to execute all trading or other transactions to be made under it, outside the control of the Subject Person, so long as such third party does not possess any Material Nonpublic Information about the Company; or it must explicitly specify the security or securities to be transacted, the number of shares, the prices and/or dates of transactions or other formula(s) describing such transactions; and

e)   It must be the only outstanding Approved 10b5-1 Plan entered into by the Subject Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

c.              No Approved 10b5-1 Plan for Credicorp Ltd.’s common stock (BAP) or derivatives thereon may be adopted during a Blackout Period.

Before considering entering into, modifying or terminating an Approved 10b5-1 Plan, or if one has questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Unit. Personal legal and tax advisors should be consulted before entering into, modifying or terminating an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Unit as described above.

Subject Persons who enter into, modify or terminate an Approved 10b5-1 Plan must send a copy thereof to the Compliance Unit. The Compliance Unit may request that discretionary management under an Approved Rule 10b5-1 Plan be carried out by a non-Company entity, and Subject Persons must provide the Compliance Unit with the details of their stock exchange transactions carried out within the framework of their Approved Rule 10b5-1 Plans upon request.

8.              Additional Restrictions

a.             Preapproval. All Subject Persons must receive pre-approval for any trading relating to the Company’s securities and the entry of orders in Credicorp intermediaries from the Compliance Unit. This pre-approval must be requested for each transaction and be made through auditable and verifiable means. It does not apply for subscription or redemption of mutual fund quotas or spot exchange rate operations (foreign currency).

b.              Short-term or speculative transactions. Investment decisions by Subject Persons should be based on medium or long-term goals, and not on speculation. In particular, Subject Persons may not engage in short-term or speculative transactions in the Company’s securities or sales of Company securities that evidence an expectation on the part of the seller that the securities will decline in value or reduce the seller’s incentive to improve the Company’s performance. Without limitation of this general rule, the following is a non-exhaustive list of specifically prohibited transactions that will not be approved:

a)  All trading or other transactions of puts, calls or other derivative securities or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity to profit from a change directly or indirectly in the value of the Company’s securities; and

b)  Transactions offsetting short and long positions, or those that have the same effect, on the same financial assets during the same day or trading session (day trading). This applies to stocks, bonds, ETFs, commodities, derivatives and currencies.

Non-Executive Directors are excepted from this paragraph b.

c.             Investments through Company intermediaries. Subject Persons must make personal investments through Credicorp intermediaries and not through third parties. The Subject Persons of certain Company entities must sign a letter of authorization addressed to Company intermediaries and/or securities clearing houses according to the model in Annex B to this Policy so that they may share the information of their stock exchange operations to other subsidiaries and/or operations of the Company. Exceptions to this paragraph may be granted exclusively on operations involving currencies, commodities, mutual funds, investment funds, ETFs or similar structures, cryptocurrencies, securities issued by issuers operating mainly in the USA, Europe and other markets outside of Peru, Chile and Colombia. Non-Executive Directors are exempted from this paragraph c, and may make personal investments in intermediaries other than the Company without requiring an exception, but, in doing so, still must follow the other applicable provisions set forth in Sections 5 and Section 6 and this Section 8 and request authorization to operate from the Compliance Unit before making investments with Company securities.

d.           Transactions with shares of the Company. No transactions offsetting short and long positions may be carried out on Company securities, or derivatives thereof, in a term shorter than or equal to 90 calendar days. Requests for exceptions to this paragraph may be granted only in situations of immediate liquidity needs or force majeure.

e.           Transactions with securities of issuers in Peru, Chile and Colombia. No transactions offsetting short and long positions may be carried out in a term shorter than or equal to 30 calendar days on securities issued by issuers whose main operations are carried out in Peru, Chile and Colombia. Derivatives on these securities are also included. Requests for exceptions to this paragraph may be granted only in situations of immediate liquidity needs or force majeure.

f.           Provision of funds and short sales. Subject Persons may carry out transactions only if they provide sufficient funds or prove the availability of the relevant securities. In addition, short sales of the Company’s securities by executive officers and Directors are prohibited and may also be illegal for such persons under Section 16(c) of the Exchange Act (unless such sales are made in accordance with Section 16(c)).

g.        Transactions with securities of certain Company issuers. Subject Persons must not carry out transactions through portfolio management, regardless of their modality, with securities issued by an issuer where they are Director or manager. The aforementioned executives must report in writing, to their portfolio manager, the list of issuers where they hold the position of Director or manager and expressly indicate that they shall not carry out transactions with securities issued by such issuers. Likewise, they must report to their portfolio manager in writing of any changes on the information they have provided previously.

a)   Likewise, should any Director or member of the Management of any Company entity subscribe a bank trust administration contract to manage a portfolio (securities portfolio), he/she must report such condition to the administrator as described in the previous paragraph.

h.            Additional guidelines for Atlantic Security Holding Corporation and its subsidiaries and Credicorp Capital Ltd. and its subsidiaries. Certain Persons of Atlantic Security Holding Corporation and its subsidiaries and Credicorp Capital Ltd. and its subsidiaries must additionally take into account the following guidelines:

a)  They may not make investments in derivatives on currencies or derivatives on shares issued by issuers whose main operations are carried out in Peru, Chile and Colombia, except to structure a hedge or to hedge a future flow (for which the conformity of their Head and Compliance must be requested).

b)   They may not make simultaneous operations, reporting operations as reported or active repos.

9.              Confidentiality

a.         The Company is committed to preventing inadvertent disclosures of Material Nonpublic Information, preventing unwitting participation in Internet-based securities fraud and avoiding the appearance of impropriety by the Company or employees. Accordingly, the Company expects each employee to keep Nonpublic information confidential, be it regarding the Company, its clients (including personal data, portfolio, etc.), its managed funds or third parties. Material Nonpublic Information about the Company’s business partners should be treated with the same care required for information related directly to the Company.

b.            This Policy prohibits the discussing of Material Nonpublic Information about the Company with anyone, including other employees, except as required in the performance of one’s duties. Employees should not under any circumstances provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or shareholder (even if one is contacted directly by such persons) without express prior authorization. Should such contact or inquiry occur it should be referred to the Compliance Unit. Likewise, all persons must refrain from using Material Nonpublic Information for their own benefit or that of third parties.

c.          Certain individuals may be subject to confidentiality clauses or agreements that prohibit them from making improper use of confidential and/or privileged information in addition to the guidelines set forth in this Policy.

10.            Penalties

Penalties for trading on or communicating Material Nonpublic Information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

a.              Legal penalties

a)  A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has Material Nonpublic Information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

b)  In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed Material Nonpublic Information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

c)   The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of the applicable civil monetary penalty under Section 21A(a)(3) of the Exchange Act, which currently exceeds $2.5 million, or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

b.              Company-imposed penalties

a)  Violation of this Policy or applicable laws by any person may result in disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

ANNEX A
SPECIAL CLASSIFICATIONS FOR PURPOSES OF THE POLICY ON CERTAIN POSITIONS WITHIN CREDICORP COMPANIES
The following positions, due to their special characteristics, are classified as Subject Persons:
1.              All Credicorp Companies:
•All members of the Board of Directors including the Secretary of the Board of Directors.
•All executive officers.
•Stock Exchange Representatives and/or Alternates.
•Management staff reported to the Stock Market Regulatory Entities.
•Managers reporting directly to General Management or the Board of Directors.
•Legal Representatives reporting to the Securities Market Regulatory Entities.
•Those who, due to their functions, may have access to Credicorp's financial statements before they are published.
•Those who, due to their functions, carry out activities linked to the investment of financial resources of Credicorp companies and portfolios managed by Credicorp companies.
•Those who, due to their functions, mainly perform activities concerning mergers and acquisitions.
•Those who, due to their functions, are more exposed to take knowledge of privileged information of listed clients.
•In the case of issuing companies supervised in Peru, direct reports from Senior Management.
2.              Due to the nature of the business, all employees of the following companies:
•Atlantic Security Holding Corporation and its subsidiaries
•Grupo Credito S.A.
•Credicorp Capital Ltd. and its subsidiaries.

ANNEX B
MODEL LETTER OF AUTHORIZATION ADDRESSED TO STOCKBROKER
Messrs.
CREDICORP CAPITAL _______________

I, [name of person], with [type of identity document] N° [identity document number], collaborator of [name of Credicorp company], with employee code N° [employee code], in my capacity as Person Subject to the Corporate Policy of Specific Conduct for Investments and Finance and in compliance with same, authorize you to provide Banco de Crédito del Perú, care of Ms. Bárbara Falero, Compliance and Corporate Ethics Officer, any information you have stored in your entity's records, upon request of the aforementioned company and official Bárbara Falero, Corporate Compliance and Ethics Official, at the request of said company and official, permitting them to determine the periods of time, frequency and opportunity of such information.
Said information may cover my purchase and/or sale transactions on any security, as well as the profits earned from same, whether they are stock exchange and/or over-the-counter transactions, primary and/or secondary market transactions, Peruvian and/or foreign market transactions, whether past, current and/or future transactions. This includes both the relation of transactions within a period of time, as well as the balances maintained as of a certain date.
The present authorization is continuous and permanent, and will be in force until the date or opportunity in which I inform you in writing of the termination of such authorization.
Likewise, I declare to know that by means of the present communication I am waiving my right to reserve my identity on the aforementioned transactions as stated in legal regulations, and therefore, I waive any responsibility on you or Banco de Crédito del Perú for the disposition of such personal information.
c.              In _________ , on the __ of ________, of _______.

Declarant's signature

ANNEX C
NONLIMITATIVE LIST OF PROHIBITED TRADING PRACTICES
-Disclosing privileged information to a certain group of people who do not have access to it. “Leakage”.
-Carrying out transactions of purchase and sale of instruments or carry out investment transactions acting as an investor for its own account or on behalf of third parties in which it has a particular interest and at the same time on behalf of a Company entity, any assets managed by it, or its clients, to the detriment of the latter. “Dual Trading”.
-Taking positions backed by purchase or sale orders in the name of a Credicorp company, any estate managed by it, or its clients in an investment instrument or transaction to subsequently allocate it to its own account or to that of a third party with whom it has colluded if such instrument or operation generates a profit. “Cherry Picking”.

-Taking advantage of the anticipated knowledge of a research recommendation, or of a forthcoming transaction on behalf of the Company, clients or other market agents, to acquire or sell investment instruments or operations on its own account or on behalf of third parties. “Front Running”.
-Within the framework of a primary placement or public offering of sale, artificially increase the price or reduce the cut-off rate, through the instruction of purchase orders of a security that generate the entry of one or more purchase proposals, by persons acting in concert with the issuer or with the underwriter of securities.
-Disseminating false or misleading information in the market, referring to the issuer, the security, the sector or the market in general, affecting the price of said security in a manner favorable to its holding or that of a third party, with the goal of effecting or having persons with whom it acts in concert effect a transaction with said security.
-Acquiring or transferring securities on behalf of third parties in order to subsequently transfer them to the final owner, having previously agreed upon conditions in such a way that the purchase/sale prices are not market prices and the final owner is the only one who assumes the risks of the operation. “Stock Parking”.
-Buying or selling an investment instrument or operation on behalf of the Company or its clients, and immediately make the same transaction for your personal account. “Tailgating or Piggybacking”.
-Trading an investment instrument or carrying out a transaction by means of an express or implied off-market arrangement. This involves that the transaction will be reversed in the future, or that there was an arrangement that releases the holding risk to the buyer. “Pre-arrangement Trading”.
-Simultaneously buying or selling an investment instrument or carrying out a transaction through one or several brokers, in order to obtain a profit by giving the appearance of increasing market activity without incurring market risk or changing the position held. “Wash Trading”.
-Carrying out short operations of an instrument or investment operation of which there is no certainty it can be acquired on loan in the market. “Naked Shorting”.
-Buying or selling an investment instrument or carrying out a transaction near the closing period, to affect the closing price. “Making the Close”.
-Simultaneously placing identical or very similar buy and sell orders to create the appearance of active trading with the goal of causing an upward price movement to obtain some direct or indirect benefit. “Matching Orders”.
-Buying and selling an investment instrument or carrying out a transaction with self or with other market players in collusion to obtain a profit by creating the illusion of market activity with the goal of attracting investors to participate in such activity. “Painting the Tape”.
-Manipulating an investment instrument or transaction by placing an anonymous purchase offer for a large number of shares through some market mechanism. “Spoofing”.
-Buying a significant amount of an instrument or investment operation to manipulate the price. “Cornering the Market”.
-Placing and maintaining buy orders to create support for the price of an instrument or investment transaction on a downtrend. “Holding the Market”.
-Trading shares covered by an option close to the expiration date to affect its price and trying to prevent such option from being exercised. “Camping” or “Pegging”.